Exhibit 99

MDU Resources Elects David M. Sparby to Board of Directors
BISMARCK, N.D. - Aug. 16, 2018 - MDU Resources Group, Inc. (NYSE: MDU) today announced that David M. Sparby has been appointed to the company’s board of directors.
Sparby retired in December 2014 from his position as senior vice president, Revenue Group, at Xcel Energy Inc. and president and CEO of its subsidiary Northern States Power-Minnesota. He held various positions, including chief financial officer, during his tenure with Xcel Energy, and its predecessor Northern States Power Co., after joining the company in 1980.
“David brings broad utility leadership experience to our board,” said Harry J. Pearce, chair of the board of MDU Resources. “His expertise will complement the strengths of our existing directors as we continue to grow MDU Resources’ electric and natural gas utility business, with planned investment over the next five years of approximately $1.5 billion and expected rate base growth of 6 percent compounded annually.”
In addition to his general responsibilities on MDU Resources’ board of directors, Sparby will serve on the board’s Audit Committee.
Sparby, during his time with Xcel, led four operating companies, Northern States Power Minnesota, Northern States Power Wisconsin, Southwest Public Service and Public Service Company of Colorado, serving approximately 5 million customers across an eight-state area.
Sparby holds a juris doctorate degree from William Mitchell College of Law and a master’s degree in business administration from the University of St. Thomas, both located in St. Paul, Minnesota. He serves on boards for the Mitchell Hamline School of Law in St. Paul and the College of St. Scholastica in Duluth, Minnesota.
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755
Media Contact: Laura Lueder, manager of communications and public affairs, 701-530-1095

Media Advisory: Photo of David M. Sparby available for download at
https://www.mdu.com/integrity/governance/david-sparby.